Exhibit 99.01

Chegg appoints Melanie Whelan to Board of Directors

Chegg (NYSE: CHGG), the leading student-first connected learning platform, today announced that Melanie Whelan, CEO of SoulCycle, has joined Chegg’s Board of Directors, effective June 5, 2019.

“Melanie has built valuable brands and services that people love,” said Dan Rosensweig, President and CEO of Chegg. “Her experience in business operations, international growth, and consumer marketing will be a tremendous asset to Chegg. Most importantly, she shares our mission to put students first.”

Ms. Whelan became CEO of SoulCycle in 2015, having previously served as its COO.

“I am deeply honored to be joining Chegg’s Board of Directors,” said Ms. Whelan. “Chegg is an incredible company serving millions of students. I look forward to helping them fulfill their mission. I cannot wait to start working with Dan and the Chegg team.”

Biography of Melanie Whelan:

Melanie Whelan is Chief Executive Officer of SoulCycle. Melanie was appointed CEO of the SoulCycle in June 2015 and in this role, oversees all aspects of SoulCycle’s business.

During her tenure, Ms. Whelan has driven SoulCycle’s successful growth with an intent focus on innovation and hospitality. Prior to her role as CEO, she served as COO for the brand from 2012. Before joining SoulCycle, Ms. Whelan was Vice President of Business Development at Equinox, where she was responsible for developing and executing brand and business extension initiatives. Prior to Equinox, she also held leadership positions with Virgin Management, where she was on the founding team of Virgin America, and with Starwood Hotels & Resorts.

Melanie has been named Fortune's 40 Under 40, Crain's New York 40 Under 40, Fast Company's Most Creative People in Business, and Marie Claire’s New Guard Honoree. She serves on the board of the GO Project, a non-profit that serves academically struggling elementary and middle, public school students in New York City. She also serves on the Steering Committee of Governor Cuomo's New York State Council on Women and Girls and she sits on the Director's Council at Wharton’s Baker Retail Center. She is a member of the 2018 Henry Crown Fellowship at The Aspen Institute. Ms. Whelan graduated from Brown University with a degree in Engineering and Economics.

About Chegg:

Chegg puts students first. As the leading student-first connected learning platform, Chegg strives to improve the overall return on investment in education by helping students learn more in less time and at a lower cost. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.